Exhibit 99.1

News Release

The Coca-Cola Company Announces Leadership Transition
for North America Operating Unit

ATLANTA, June 25, 2026 – The Coca-Cola Company today announced that Jennifer Mann will step down from her role as EVP and President, North America Operating Unit effective Aug. 1, at which time John Murphy, President and Chief Financial Officer, will assume responsibility for the North America Operating Unit on an interim basis. Mann will stay with the company through April 2027 as senior advisor to ensure a smooth transition.

A successor for President, North America Operating Unit will be announced at a later date.

Mann began leading the company’s largest operating unit on Jan. 1, 2023, with a focus on accelerating growth as a purpose-driven total beverage company. Under her leadership, the North America Operating Unit has delivered strong revenue and profit growth.

“I am grateful to Jennifer for her tremendous contributions to The Coca-Cola Company as an operator and leader,” said Henrique Braun, CEO. “Her people-first legacy remains in the many high-performing teams she’s led across the Coca-Cola business.”

About Jennifer Mann

Over her 29-year tenure with The Coca-Cola Company, Mann served in roles of increased responsibility spanning operations and customer leadership. From 2019 until leading North America, Mann was president of Global Ventures, including Costa Coffee and Coca-Cola’s investment in Monster Beverage Corp. She served as SVP and chief people officer from 2017 until 2019. She was chief of staff for James Quincey, then President and Chief Operating Officer and later CEO, from 2015 to 2018.

From 2012 to 2015 as vice president and general manager of Coca-Cola Freestyle, Mann accelerated its global expansion across the Coca-Cola system. Additional prior roles include vice president, Foodservice & On-Premise Strategy and Marketing for Coca-Cola Refreshments; director, McDonald's Customer & Consumer Operations and director, Good Answer. Mann joined Coca-Cola in 1997 as a manager in the National Customer Support division of North America.

Mann serves on several board of directors including Verizon Communications, Inc., American Beverage Association, Boys & Girls Clubs of America, Coca-Cola FEMSA, fairlife LLC, Morehouse College, and Ronald McDonald House Charities.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Fuze Tea, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and Santa Clara. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Todd Beiger, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com